PRICING SUPPLEMENT NO. 146                 REGISTRATION STATEMENT NO. 333-137215
DATED JUNE 27, 2008                                               RULE 424(B)(5)
TO PROSPECTUS DATED SEPTEMBER 8, 2006

                                                                 [HARTFORD LOGO]

HARTFORD LIFE INSURANCE COMPANY
PRINCIPAL PROTECTED MEDIUM-TERM NOTES LINKED TO THE DOW JONES INDUSTRIAL AVERAGE(SM)

The description in this pricing supplement of the particular terms of the following series of principal protected medium-term notes, the return of which is linked to the performance of The Dow Jones Industrial Average(SM) (the "Index"), offered hereby supplements the description of the general terms and provisions of the notes set forth in the prospectus, dated September 8, 2006, which is hereby incorporated by reference.

                               SUMMARY INFORMATION
                     EQUITY INDEXED NOTES DUE JUNE 25, 2013

CUSIP Number:                               4165X2BH8

Series Number:                              408387

Trade Date:                                 June 27, 2008

Issuance Date:                              July 2, 2008

Issuance Amount:                            $6,435,000

Stated Maturity Date:                       June 25, 2013

  Index:                                    The Dow Jones Industrial Average(SM)

  Initial Index Level:                      11,346.51, the closing level of the Index on the Trade Date.

  Minimum Return at Maturity:               17% of the principal amount of each note

  Minimum Supplemental Payment:             $170 per $1,000 principal amount of notes

  Supplemental Payment:                     The  Supplemental  Payment  per  $1,000  principal  amount of your notes paid at maturity will equal the greater of (i) the Minimum  Supplemental Payment or (ii)
                                            the Index-linked Supplemental Payment.

  Index-linked Supplemental Payment:        $1,000  multiplied  by the sum of the Quarterly  Returns (as defined  below) for each of the Index Valuation Periods (as defined below).

  Quarterly Return:                         For each Index Valuation  Period,  the percentage  change,  if any, in the Index from the  Starting  Index  Level to the Ending  Index  Level  during  such Index
                                            Valuation Period; provided,  however, that in no event will the Quarterly Return in any Index Valuation Period exceed 5.00%. Should the Quarterly Returns fail to
                                            produce  an   Index-linked   Supplemental   Payment  greater  than  the  Minimum
                                            Supplemental  Payment,  you will  receive  the Minimum  Supplemental  Payment at maturity.

                                            ALTHOUGH  THE  POSITIVE  VALUE OF THE  QUARTERLY  RETURN FOR AN INDEX  VALUATION
                                            PERIOD IS CAPPED AT 5.00%,  THERE IS NO LIMITATION ON THE NEGATIVE  VALUE OF THE
                                            QUARTERLY RETURN FOR AN INDEX VALUATION PERIOD.

  Index Valuation   Periods:                Each Index Valuation Period will begin on, and include,  an Index Valuation Date and end on, and include, the immediately  following Index Valuation Date, except that the first  Index  Valuation  Period will begin on, and  include,  the Trade
                                            Date.

  Ending Index   Level:                     For each Index  Valuation  Period,  the closing  level of the Index on the Index
                                            Valuation Date at the end of the Index  Valuation  Period,  as determined by the
                                            Calculation Agent.

  Starting Index Level:                     For the initial Index  Valuation  Period the Initial Index Level,  and  for each subsequent Index Valuation Period,  the Index Valuation Date at the beginning of that Index Valuation Period, as determined by the Calculation Agent.

  Index Valuation  Dates:                   The 25th day of March,  June,  September,  and December of each year  commencing
                                            September 25, 2008, to and including March 25, 2013, and June 18, 2013; provided that if any such day is not a Trading Day or if a Market Disruption Event occurs or is continuing on any such day, such Index Valuation Date will be postponed to the immediately  succeeding  Trading Day on which there is no Market  Disruption
                                            Event.

Price to Public:                            100%

Agent's Discount:                           1.75%

Optional Redemption:                        Yes [ ] No [X]

The Survivor's Option:                      [ ] is [X] is not available

Securities Exchange Listing:                None.

Specified Currency:                         U.S. Dollars

Authorized Denominations:                   $1,000 integral amounts

Calculation Agent:                          Wachovia Bank, National Association

Agent:                                      Wachovia Securities

     Special Tax Considerations: We have determined that the "comparable yield" for the notes described herein is 4.5250% compounded annually. This "comparable yield" results in a "projected payment schedule", per $1,000 note, of a single payment at maturity of $1,247.68. The table below shows the original issue discount ("OID") that will accrue each year, based on this information. The amount in the center column reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss. In addition, if on a date that is more than six months prior to maturity the amount of the Supplemental Payment becomes fixed, special rules may apply.
                                                             CUMULATIVE ACCRUED
                                           ACCRUED OID      OID PER $1,000 NOTE
      CALENDAR YEAR                      PER $1,000 NOTE     THROUGH YEAR-END
      -------------                      ---------------    -------------------
      2008 (from 7/2)...............         $23.25                $23.25
      2009..........................         $46.31                $69.56
      2010..........................         $48.40                $117.96
      2011..........................         $50.58                $168.54
      2012..........................         $52.88                $221.42
      2013 (to 6/25)................         $26.26                $247.68

NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WE WILL PAY ON THE NOTES. YOU ARE URGED TO REVIEW CAREFULLY THE SECTION ENTITLED "ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" ON PAGE PS-15 AND CONSULT YOUR TAX ADVISER REGARDING YOUR PARTICULAR CIRCUMSTANCES.

               INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of July 2, 2008, the notes will be rated by the indicated rating agencies as follows(1):

         Standard & Poor's:         AA-
         Moody's:                   A1
         Fitch:                     AA-
         A.M. Best:                 a+

                             ADDITIONAL INFORMATION

        The prospectus, dated September 8, 2006 and referred to above is available on the SEC Website as follows:

        http://www.sec.gov/Archives/edgar/data/45947/000093041306006622/00009304
13-06-006622-index.htm

INVESTING IN THE PRINCIPAL PROTECTED MEDIUM-TERM NOTES INVOLVES A NUMBER OF RISKS. SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY STATE INSURANCE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



------------------------
(1) It is anticipated that the notes will be rated A1 by Moody's, AA- by Standard & Poor's, AA- by Fitch and a+ by A.M. Best. A credit rating reflects the creditworthiness of the notes and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
DESCRIPTION OF THE NOTES...............................................    PS-3
ADDITIONAL RISK FACTORS................................................    PS-9
THE DOW JONES INDUSTRIAL AVERAGE(SM)...................................    PS-12
ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....    PS-15
PLAN OF DISTRIBUTION...................................................    PS-16
ERISA CONSIDERATIONS...................................................    PS-16

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement and the prospectus. We have not authorized anyone to give you any additional or different information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any Agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this pricing supplement and the prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

     In this pricing supplement and the accompanying prospectus, "we," "us" and "our" refer to Hartford Life Insurance Company, a life insurance company organized under the laws of Connecticut, unless the context requires otherwise.

     The notes described herein are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

                            DESCRIPTION OF THE NOTES

     THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS OF THE NOTES SET FORTH UNDER THE HEADINGS "DESCRIPTION OF THE NOTES" IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS PRICING SUPPLEMENT HAVE THE MEANINGS ASSIGNED IN THE ACCOMPANYING PROSPECTUS. FOR THE PURPOSES OF THIS PRICING SUPPLEMENT, THE TERM "NOTE" REFERS TO EACH $1,000 PRINCIPAL AMOUNT OF OUR PRINCIPAL PROTECTED MEDIUM-TERM NOTES LINKED TO THE PERFORMANCE OF THE INDEX.

GENERAL

     The notes are direct, unsecured, senior obligations of Hartford Life Insurance Company the return on which is linked to the performance of the Index. The notes will be issued by Hartford Life Insurance Company under an indenture dated September 8, 2006, as may be amended or supplemented from time to time, between us and The Bank of New York Mellon Trust Company, N.A., as successor indenture trustee to JPMorgan Chase Bank, N.A. (the "trustee").

     o Hartford Life Insurance Company will offer principal protected medium-term notes, the return on which is linked to the performance of The Dow Jones Industrial Average(SM) (the "Index"). This pricing supplement describes terms that will apply to the notes, and supplements the terms described in the accompanying prospectus.

     o You will receive 100% of the principal amount ("Par") of your notes at maturity and a Supplemental Payment described below.

     o The Supplemental Payment will be the greater of the Minimum Supplemental Payment or the Index-linked Supplemental Payment.

     o Since the Minimum Return at Maturity is set at 17% of the principal amount of each note, the Minimum Supplemental Payment per $1,000 of principal amount invested will be $170 at maturity. You will receive at least this amount as return upon maturity per $1,000 of principal amount invested.

     o You will receive the Index-linked Supplemental Payment if it is greater than the Minimum Supplemental Payment. The amount of the Index-linked Supplemental Payment is $1,000 multiplied by the sum of the Quarterly Returns for each of the Index Valuation Period, described in more detail below.

     o Investing in the notes is not equivalent to investing in the Index or any of the stocks that are included in the Index (as defined herein).

KEY TERMS

Index:                                      The Dow  Jones  Industrial  Average(SM)  ("Index")  as  published  by Dow Jones &
                                            Company ("Dow Jones").  "Dow Jones",  "Dow Jones  Industrial  Average(SM)",  "Dow
                                            Index" and "DJIA" are service  marks of The Dow Jones and are  licensed to us for our use. The notes are not sponsored, endorsed, sold or promoted by Dow Jones and
                                            Dow Jones makes no representations regarding the advisability of investing in the notes.

Quarterly Return:                           For each Index Valuation Period, the percentage change, if any, in the Index from the  Starting  Index  Level to the Ending  Index  Level in that  Index  Valuation
                                            Period, as determined by the Calculation  Agent,  provided,  however,  that in no event will the  Quarterly  Return in any Index  Valuation  Period  exceed  5.00%.
                                            Should the Quarterly Returns fail to produce an Index-linked Supplemental Payment greater  than the  Minimum  Supplemental  Payment,  you will  receive the Minimum
                                            Supplemental Payment upon maturity.  Although the positive value of the Quarterly
                                            Return for an Index Valuation  Period is capped at 5.00%,  there is no limitation on the negative value of the Quarterly Return for an Index Valuation Period.  The
                                            Quarterly  Return for each Index Valuation Period will be calculated on the Index
                                            Valuation  Date  for that  Index  Valuation  Period  according  to the  following formula:

                                            Quarterly Return =         Ending Index Level - Starting Index Level
                                                                       -----------------------------------------
                                                                                 Starting Index Level

Starting Index Level:                       For the first Index  Valuation  Period the  Initial  Index  Level, and for  each subsequent Index Valuation  Period,  the closing level of the Index on the Index
                                            Valuation Date at the beginning of the Index Valuation  Period, as determined by the Calculation Agent. Except for the first Index Valuation Period, the Starting
                                            Index Level for an Index Valuation  Period is the same as the Ending Index Level for the previous Index Valuation Period.

Ending Index  Level:                        The  closing  level of the  Index on the Index  Valuation  Date at the end of the
                                            Index Valuation  Period, as determined by the Calculation  Agent.  Except for the last Index Valuation Period, the Ending Index Level for an Index Valuation Period
                                            is the same as the Starting Index Level for the following Index Valuation Period.

Supplemental Payment:                       The  Supplemental  Payment  per  $1,000  principal  amount of your  notes paid at maturity  will be  determined  by the  Calculation  Agent  and will be equal  the greater  of (i)  the  Minimum  Supplemental  Payment  or  (ii)  the  Index-linked
                                            Supplemental Payment.

Minimum Supplemental  Payment:              The Minimum  Supplemental  Payment is  calculated  by  multiplying  the principal amount of each note by the Minimum Return at Maturity.  The Minimum  Supplemental
                                            Payment per each $1,000 of principal amount invested is $170.

Minimum Return at Maturity:                 17% of the  principal amount of each note.

Index-linked Supplemental Payment:          The  Index-linked  Supplemental  Payment  is the  principal  amount of your notes multiplied by the sum of the Quarterly Returns,  as calculated by the Calculation
                                            Agent on the final Index  Valuation  Date,  as  described  in more  detail  under
                                            "Description of the Notes - Supplemental Payment at Maturity". On the final Index
                                            Valuation  Date,  the  Calculation  Agent will determine the sum of the Quarterly
                                            Returns calculated on each Index Valuation Date. You will receive an Index-linked
                                            Supplemental Payment if the Index-linked Supplemental Payment is greater than the
                                            Minimum Supplemental Payment.

Index Valuation  Date(s):                   The  Quarterly  Return will be  calculated  on the 25th day of each March,  June,
                                            September and December,  commencing on September 25, 2008, to and including March
                                            25, 2013 and June 18, 2013 (each an "Index Valuation Date"). Each Index Valuation
                                            Date is subject to postponement in the event of certain Market  Disruption Events and as  described  under  "Description  of the Notes --  Supplemental  Payment at
                                            Maturity."

Maturity Date:                              June 25, 2013,  subject to postponement in the event of certain Market Disruption
                                            Events and as described under  "Description of the Notes -- Supplemental  Payment at Maturity."

SUPPLEMENTAL PAYMENT AT MATURITY

     At maturity, you will receive, for each note that you hold, the principal amount plus a Supplemental Payment in an amount equal to the greater of the Minimum Supplemental Payment or the Index-linked Supplemental Payment. You will receive at least the "Minimum Supplemental Payment" at maturity, which is calculated by multiplying the principal amount of each note by the Minimum Return at Maturity. Since the "Minimum Return at Maturity" is set at 17% of the principal amount of each note, you will receive on the Maturity Date a Minimum Supplemental Payment of at least $170 for every $1,000 principal amount invested. You may be entitled to a greater return on the Maturity Date if the Index-linked Supplemental Payment is greater than the Minimum Supplemental Payment. The "Index-linked Supplemental Payment" will be determined by the Calculation Agent on the final Index Valuation Date and will equal the principal amount of each note multiplied by the sum of the Quarterly Returns for each Index Valuation Period.

     In order to determine the Index-linked Supplemental Payment, the Calculation Agent will determine the Quarterly Return for each Index Valuation Date, as described below. The "Quarterly Return" is the percentage change, if any, in the Index as measured by the Ending Index Level on the applicable Index Valuation Date relative to the Starting Index Level for the Index, provided, however, that in no event will the Quarterly Return for any Index Valuation Period exceed 5.00%. While there is a cap on each Quarterly Return in each Index Valuation Period, there is no floor on the negative value of any Quarterly Return in each Index Valuation Period. The Quarterly Return will be calculated in accordance with the following formula:

                Quarterly Return = Ending Index Level - Starting Index Level
                                   -----------------------------------------
                                              Starting Index Level

     The "Index Level" on any Trading Day will equal the closing level of the Index or any Successor Index (as defined below) or alternative calculation of the Index described under "The Dow Index -- Discontinuation of the Dow Index; Alteration of Method of Calculation", at the regular official weekday close of the principal trading session of the New York Stock Exchange ("NYSE"), the American Stock Exchange LLC (the "AMEX"), the NASDAQ Stock Market and/or any Relevant Exchange or market for the Successor Index, as determined by the Calculation Agent.

     A "Trading Day" is, a day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the AMEX, the NASDAQ Stock Market and/or any Relevant Exchange, as defined below, or market for the Successor Index.

     The "Index Valuation Dates" will be the 25th day of each March, June, September and December, commencing on September 25, 2008, to and including March 25, 2013, and June 18, 2013.

     If an Index Valuation Date is not a Trading Day or if there is a Market Disruption Event with respect to the Index on such day, the applicable Index Valuation Date will be postponed to the next succeeding Trading Day for the Index during which no Market Disruption Event with respect to the Index shall have occurred or is continuing; PROVIDED that the Quarterly Return will not be determined on a date later than the tenth scheduled Trading Day after the final Index Valuation Date, and if such day is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Quarterly Return on such date in accordance with the formula for and method of calculating the Quarterly Return last in effect prior to commencement of the Market Disruption Event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent's good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled Trading Day of each security most recently included in the Index.

     The Maturity Date for the notes is June 25, 2013 and is subject to adjustment as described under "Description of the Notes -- General -- Business Day" in the accompanying prospectus and if the final Index Valuation Date is postponed. If, due to a Market Disruption Event or otherwise, the final Index Valuation Date is postponed so that it falls less than three business days prior to the stated Maturity Date or after the stated Maturity Date, the maturity date will be the third business day following the final Index Valuation Date, as postponed. We describe Market Disruption Events below under "-- Market Disruption Events."

     "Relevant Exchange" means the primary exchange or market for trading of any security (or any combination thereof) then included in the Index or any Successor Index.

EXAMPLES OF SUPPLEMENTAL PAYMENT DETERMINATION

     The Supplemental Payment depends on the sum of the Quarterly Returns for each of the Index Valuation Dates. Because the Quarterly Returns may be subject to significant variations over the term of the notes, it is not possible to present a chart or table illustrating a complete range of possible payments on the Maturity Date. The examples of hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the level of the Index on the Supplemental Payment payable at maturity for $1,000 principal amount of the notes on the dates and using the variables as stated. Because these examples are based on hypothetical assumptions, such as the hypothetical specific Quarterly Returns on the Index Valuation Dates, which may not reflect the actual performance of the Index during the term of the notes, the returns set forth in the tables may not reflect the actual returns.

SUPPLEMENTAL PAYMENT EXAMPLES

     Set forth below are three examples of the sum of the Quarterly Returns and resulting Supplemental Payments. The Minimum Return at Maturity is 17% of the principal amount of the notes. The formula to calculate the Supplemental Payment for each $1,000 of principal amount is as follows:

     Supplemental Payment at Maturity for each $1,000 principal amount of notes equals the greater of:

          (i) $1,000 x Minimum Return at Maturity; or

          (ii) $1,000 x sum of the Quarterly Returns for each Index Valuation Period.



     EXAMPLE 1 -- The hypothetical Quarterly Returns on the following Index Valuation Dates are:

---------------------------- -------------------------- ------------------------
          QUARTER                INDEX RETURN (%)              QUARTERLY
                                                               RETURN (%)
---------------------------- -------------------------- ------------------------
             1                              4                     4.00
---------------------------- -------------------------- ------------------------
             2                              2                     2.00
---------------------------- -------------------------- ------------------------
             3                             -1                    -1.00
---------------------------- -------------------------- ------------------------
             4                              7                     5.00
---------------------------- -------------------------- ------------------------
             5                              3                     3.00
---------------------------- -------------------------- ------------------------
             6                             -6                    -6.00
---------------------------- -------------------------- ------------------------
             7                              6                     5.00
---------------------------- -------------------------- ------------------------
             8                             -2                    -2.00
---------------------------- -------------------------- ------------------------
             9                              8                     5.00
---------------------------- -------------------------- ------------------------
            10                              4                     4.00
---------------------------- -------------------------- ------------------------
            11                              5                     5.00
---------------------------- -------------------------- ------------------------
            12                             -2                    -2.00
---------------------------- -------------------------- ------------------------
            13                              4                     4.00
---------------------------- -------------------------- ------------------------
            14                              2                     2.00
---------------------------- -------------------------- ------------------------
            15                              6                     5.00
---------------------------- -------------------------- ------------------------
            16                             -4                    -4.00
---------------------------- -------------------------- ------------------------
            17                              2                     2.00
---------------------------- -------------------------- ------------------------
            18                              4                     4.00
---------------------------- -------------------------- ------------------------
            19                             -6                    -6.00
---------------------------- -------------------------- ------------------------
            20                              2                     2.00
---------------------------- -------------------------- ------------------------


     The sum of the  Quarterly  Returns = (4.0%  + 2.0% - 1.0% +  5.00% + 3.0%
                                           - 6.0% + 5.00% - 2.0% + 5.00% + 4.0%
                                           + 5.0%  -2.0% + 4.0% + 2.0% + 5.00%
                                           - 4.0% + 2.0% + 4.0% - 6.0% + 2.0%)
                                          = 31.0%

     The sum of the Quarterly Returns equals 31.0%. Since this return of 31.0% is greater than the Minimum Return at Maturity of 17% of the principal amount of the notes, the Supplemental Payment for each $1,000 of principal amount is as follows:

     Supplemental Payment = $1,000 x 31.0% = $310.00.

     EXAMPLE 2 -- The hypothetical Quarterly Returns on the following Index Valuation Dates are:

---------------------------- -------------------------- ------------------------
          QUARTER                INDEX RETURN (%)              QUARTERLY
                                                               RETURN (%)
---------------------------- -------------------------- ------------------------
             1                             4                      4.00
---------------------------- -------------------------- ------------------------
             2                            -5                     -5.00
---------------------------- -------------------------- ------------------------
             3                            -1                     -1.00
---------------------------- -------------------------- ------------------------
             4                             7                      5.00
---------------------------- -------------------------- ------------------------
             5                            -5                     -5.00
---------------------------- -------------------------- ------------------------
             6                            -6                     -6.00
---------------------------- -------------------------- ------------------------
             7                             3                      3.00
---------------------------- -------------------------- ------------------------
             8                            -4                     -4.00
---------------------------- -------------------------- ------------------------
             9                             8                      5.00
---------------------------- -------------------------- ------------------------
            10                            -8                     -8.00
---------------------------- -------------------------- ------------------------
            11                             1                      1.00
---------------------------- -------------------------- ------------------------
            12                            -2                     -2.00
---------------------------- -------------------------- ------------------------
            13                             4                      4.00
---------------------------- -------------------------- ------------------------
            14                             2                      2.00
---------------------------- -------------------------- ------------------------
            15                             6                      5.00
---------------------------- -------------------------- ------------------------
            16                            -4                     -4.00
---------------------------- -------------------------- ------------------------
            17                            -4                     -4.00
---------------------------- -------------------------- ------------------------
            18                            -2                     -2.00
---------------------------- -------------------------- ------------------------
            19                             2                      2.00
---------------------------- -------------------------- ------------------------
            20                            -3                     -3.00
---------------------------- -------------------------- ------------------------

     The sum of the Quarterly Returns = (4.0% - 5.0% - 1.0% + 5.00% - 5.0%
                                         - 6.0% + 3.0% - 4.0% + 5.00% - 8.0%
                                         + 1.0% - 2.0% + 4.0% +2.0% + 5.00%
                                         - 4.0% - 4.0% - 2.0% + 2.0% - 3.0%)
                                        = -13.00%

     The sum of the Quarterly Returns equals -13.00%. Since this return of -13.00% is less than the Minimum Return at Maturity of 17% of the principal amount of the notes, the Supplemental Payment for each $1,000 of principal amount is as follows:

     Supplemental Payment = $1,000 x 17% = $170.00.

     EXAMPLE 3 -- The hypothetical Quarterly Returns on the following Index Valuation Dates are:

---------------------------- -------------------------- ------------------------
          QUARTER                INDEX RETURN (%)              QUARTERLY
                                                               RETURN (%)
---------------------------- -------------------------- ------------------------
             1                          4.25                      4.25
---------------------------- -------------------------- ------------------------
             2                          6.00                      5.00
---------------------------- -------------------------- ------------------------
             3                         -1.00                     -1.00
---------------------------- -------------------------- ------------------------
             4                         12.00                      5.00
---------------------------- -------------------------- ------------------------
             5                         -5.00                     -5.00
---------------------------- -------------------------- ------------------------
             6                         -6.00                     -6.00
---------------------------- -------------------------- ------------------------
             7                          1.00                      1.00
---------------------------- -------------------------- ------------------------
             8                         -4.00                     -4.00
---------------------------- -------------------------- ------------------------
             9                         10.00                      5.00
---------------------------- -------------------------- ------------------------
            10                         -9.00                     -9.00
---------------------------- -------------------------- ------------------------
            11                          1.00                      1.00
---------------------------- -------------------------- ------------------------
            12                         -2.00                     -2.00
---------------------------- -------------------------- ------------------------
            13                          3.00                      3.00
---------------------------- -------------------------- ------------------------
            14                          2.00                      2.00
---------------------------- -------------------------- ------------------------
            15                          6.00                      5.00
---------------------------- -------------------------- ------------------------
            16                         -4.00                     -4.00
---------------------------- -------------------------- ------------------------
            17                          8.00                      5.00
---------------------------- -------------------------- ------------------------
            18                         -6.00                     -6.00
---------------------------- -------------------------- ------------------------
            19                          2.75                      2.75
---------------------------- -------------------------- ------------------------
            20                         -2.00                     -2.00
---------------------------- -------------------------- ------------------------

     The sum of the Quarterly Returns = (4.25% + 5.00% - 1.0% + 5.00% - 5.0%
                                         - 6.0% + 1.0% - 4.0% +  5.00% - 9.0%
                                         + 1.0% - 2.0% + 3.0% +2.0% + 5.00%
                                         - 4.0% + 5.00% -6.0% + 2.75% - 2.0%)
                                        = 0%

     The sum of the Quarterly Returns equals 0%. Since this return of 0% is less than the Minimum Return at Maturity of 17% of the principal amount of the notes, the Supplemental Payment for each $1,000 of principal amount is as follows:

     Supplemental Payment = $1,000 x 17% = $170.00.

CALCULATION AGENT

     The Calculation Agent will be Wachovia Bank, National Association. The Calculation Agent will determine, among other things, the Quarterly Returns, the Starting Index Levels, the Ending Index Levels, the sum of the Quarterly Returns, and the amount of the Index-linked Supplemental Payment. In addition, the Calculation Agent will determine whether a day is a Trading Day, whether there has been a Market Disruption Event with respect to, or a discontinuation of, the Index and whether there has been a material change in the method of calculation of the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and on us. We may appoint a different Calculation Agent after the date of this pricing supplement without your consent and without notifying you.

     All calculations made on the Index Valuation Date and all dollar amounts related to determination of the Supplemental Payment payable at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (E.G., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

MARKET DISRUPTION EVENTS

     Certain events may prevent the Calculation Agent from determining the Starting Index Level and the Ending Index Level on any Index Valuation Date and consequently from calculating the Quarterly Return or the sum of the Quarterly Returns and the Supplemental Payment that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a "Market Disruption Event."

     With respect to the Index, a "Market Disruption Event" means:

     o a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the stocks which then comprise the Index (or any Successor Index) on the Relevant Exchange for such securities for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such Relevant Exchange; or

     o a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the stocks which then comprise the Index (or the relevant Successor Index) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

     o a suspension, absence or material limitation of trading on the primary securities exchange(s), as determined by the Calculation Agent for trading in futures, options contracts or exchange traded funds related to the Index, (or the relevant Successor Index) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such exchange;

     o a decision to permanently discontinue trading in the relevant futures or options contracts; or

     o a suspension, absence, limitation, calculation or repudiation of trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the Relevant Exchange in 20% or more of any options contracts relating to stocks which then comprise 20% or more of the value of the Index;

in each case as determined by the Calculation Agent in its sole discretion; and

     o the Calculation Agent's determination, in its sole discretion, that the event(s) described above materially interfered with our ability or the ability of any of our affiliates or any hedging counterparty of ours or of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

     For purposes of determining whether a Market Disruption Event has occurred:

     o a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

     o limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent, in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

        a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of

        o  a price change exceeding limits set by such exchange or market,

        o  an imbalance of orders relating to such contracts, or

        o  a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index or Successor Index; and

     o a "suspension of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Index or Successor Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

     The likelihood of a Market Disruption Event occurring in the future is unpredictable.

ALTERNATE SUPPLEMENTAL PAYMENT CALCULATION IN CASE OF AN EVENT OF DEFAULT

     In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per each $1,000 principal amount of the notes upon any acceleration of the notes will be equal to $1,000 plus the Supplemental Payment, which will be calculated as if the date of acceleration were the final Index Valuation Date. For each Index Valuation Date scheduled to occur after the date of acceleration, no Quarterly Return will be calculated.

                             ADDITIONAL RISK FACTORS

     YOUR INVESTMENT IN THE NOTES WILL INVOLVE CERTAIN RISKS. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE INDEX OR ANY OF THE STOCKS INCLUDED IN THE INDEX. IN ADDITION, YOUR INVESTMENT IN THE NOTES ENTAILS OTHER RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING DISCUSSION OF RISKS BEFORE YOU DECIDE THAT AN INVESTMENT IN THE NOTES IS SUITABLE FOR YOU.

THE NOTES DIFFER FROM CONVENTIONAL DEBT SECURITIES AND YOUR TOTAL RETURN MAY BE LIMITED TO THE PRINCIPAL AMOUNT OF YOUR NOTES PLUS THE MINIMUM SUPPLEMENTAL PAYMENT.

     The terms of the notes differ from those of conventional debt securities in that we will not pay interest on the notes and your total payment at maturity will be based on the performance of the Index rather than the interest rate we will pay you. If the Index-linked Supplemental Payment does not exceed the Minimum Supplemental Payment, you will receive only $1,000 plus the Minimum Supplemental Payment for each $1,000 principal amount of your notes. Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount of each note plus the Minimum Supplemental Payment may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

THE CAP ON THE QUARTERLY RETURNS AND THE LACK OF A FLOOR ON THE NEGATIVE QUARTERLY RETURNS MAY REDUCE THE AMOUNT OF YOUR SUPPLEMENTAL PAYMENT.

      The calculation of the Quarterly Return in each Index Valuation Period is subject to a cap on any positive return in the Index of 5.00%; however, there is no limit on the negative return of the Index in the calculation of the Quarterly Return in each Index Valuation Period. Therefore, a significant decline in the Index in one or more Index Valuation Periods may result in an Index-linked Supplemental Payment that is lower, and could be significantly lower, than the actual return of the Index over the full term of the notes. Consequently, if the actual return on the Index over the full term of the notes exceeds [16% - 17%] (the Minimum Return at Maturity) it is possible that the Supplemental Payment will be limited to the Minimum Supplemental Payment, despite the fact that the actual return on the Index over the full term of the note was substantially greater than the sum of the Quarterly Returns.

YOU HAVE NO SHAREHOLDER RIGHTS IN, AND YOUR RETURN ON THE NOTES WILL NOT REFLECT DIVIDENDS ON, THE COMMON STOCKS OF THE COMPANIES IN THE INDEX.

     As a holder of the notes, you will not have voting rights, the right to receive dividends or other distributions or any other rights that holders of the securities composing the Index would have. You will not receive the dividends paid on the common stocks of the companies included in the Index and your return on the notes will not reflect the return you would have realized if you had actually owned those stocks. The Index is a "price-return" Index, which means that its calculation does not include the value of the dividends paid on the common stocks within the Index. Therefore, because each Quarterly Return will be determined by reference to changes in value of the Index which itself reflects only the price return of the common stocks within the Index, the returns of the Index reflected in the Quarterly Returns will necessarily exclude the value of dividends paid on the common stocks within the Index.

THE NOTES ARE DESIGNED TO BE HELD TO MATURITY.

     The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the date of the issuance of the notes. The hypothetical returns described herein assume that your notes are held to maturity.

SECONDARY TRADING MAY BE LIMITED.

     The notes will not be listed on a securities exchange or included in any inter-dealer market quotation system. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily. Moreover, we expect that transaction costs for a sale of notes in any secondary market would be high.

     Wachovia Capital Markets, LLC may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Wachovia Capital Markets, LLC is willing to buy the notes. If at any time Wachovia Capital Markets, LLC or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

DOW JONES MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND DOW JONES HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS.

     Dow Jones & Company, Inc. ("Dow Jones"), is responsible for calculating and maintaining the Index. Dow Jones can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces.
Additionally, Dow Jones may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. Dow Jones has no obligation to consider your interests in calculating or revising the Index. See "The Dow Jones Industrial Average(SM)."

THE MARKET VALUE OF YOUR NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS.

     Many economic and market factors will influence the market value of the notes. We expect that, generally, the level of the Index and interest rates on any day will affect the market value of the notes more than any other single factor. However, you should not expect the market value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The market value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

     o  the expected volatility in the Index;

     o  the time to maturity of the notes;

     o  the dividend rate on the common stocks underlying the Index;

     o interest and yield rates in the market generally as well as in the markets of the securities composing the Index;

     o economic, financial, political, regulatory or judicial events that affect the stocks included in the Index or stock markets generally and which may affect the Ending Index Level on any Index Valuation Date; and

     o  our creditworthiness.

     These factors will influence the price you will receive if you sell your notes before maturity. If you sell your notes before maturity, you may receive less than the principal amount of your notes.

     We cannot predict the future performance of the Index based on its historical performance. The Ending Index Levels may be equal to or below the Starting Index Level, in which event you will only receive the applicable principal amount of your notes at maturity plus the Minimum Supplemental Payment.

IF THE LEVEL OF THE INDEX CHANGES, THE MARKET VALUE OF YOUR NOTE MAY NOT CHANGE IN THE SAME MANNER.

     Your note may trade quite differently from the performance of the Index. Changes in the level of the Index may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity above under "Additional Risk Factors -- The market value of your notes may be influenced by many unpredictable factors."

MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN.

     The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Ending Index Level on any Index Valuation Date, which could affect the calculation of the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. In addition, if we are acting as Calculation Agent and, in our sole discretion we determine that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Index Valuation Dates and the maturity date will be postponed and the return on or the market value of your notes may be adversely affected. See "Description of the Notes -- Market Disruption Events."

ANY GAIN UPON THE SALE OF A NOTE WILL BE ORDINARY INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES.

     If you are subject to U.S. federal income tax, any gain you realize upon the sale of a note generally will not be eligible for treatment as a capital gain. Rather, you will generally be required to treat any such gain as interest income for U.S. federal income tax purposes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in this pricing supplement and consult your tax adviser regarding your particular circumstances.

THE NOTES WILL BE CONTINGENT PAYMENT DEBT INSTRUMENTS FOR U.S. FEDERAL INCOME TAX PURPOSES.

     The notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. As a result, the notes will be treated as issued with original issue discount and you will be required to accrue such original issue discount as interest income for such purposes, regardless of your method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received.

     We are required to determine a "comparable yield" for the notes. The "comparable yield" is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes), but not less than the applicable federal rate announced by the Internal Revenue Service ("IRS").

     Solely for purposes of determining the amount of interest income that holders will be required to accrue, we are also required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

     We have determined that the "comparable yield" for the notes, and the "projected payment schedule" per $1,000 of a note, are as set forth on page PS-2 of this pricing supplement.

NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WE WILL PAY ON THE NOTES.

     You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" beginning on page PS-15 and to consult your tax adviser regarding your particular circumstances.

THE SUM OF THE QUARTERLY RETURNS MAY BE LESS THAN THE INDEX LEVEL AT OTHER TIMES DURING THE TERM OF THE NOTES.

     Because the sum of the Quarterly Returns is based on the Index closing levels on the specified Index Valuation Dates during the term of the notes, the level of the Index at various other times during the term of the notes could be higher than the sum of the Quarterly Returns. This difference could be particularly large if there is a significant increase in the level of the Index between Index Valuation Dates or if there is a significant decrease in the level of the Index around the time of an Index Valuation Date or if there is significant volatility in the Index level during the term of the notes (especially on dates near an Index Valuation Date). For example, if the Index level increases or remains relatively constant during the initial term of the notes and then decreases below the Starting Index Level before the first Index Valuation Date, the Ending Index Level may be significantly less thus making the Quarterly Return for such Index Valuation Period significantly less than if it were calculated on a date earlier than the first Index Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Index alone, the stocks underlying the Index or contracts relating to the Index for which there is an active secondary market.

THE INCLUSION IN THE ORIGINAL ISSUE PRICE OF SELLING AGENT COMMISSIONS AND THE POTENTIAL PROFIT INCLUDED IN THE COST OF HEDGING OUR OBLIGATIONS UNDER THE NOTES IS LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY.

     While the payment at maturity will be based on the principal amount of your notes as described in this pricing supplement, the original issue price of the notes reflects commissions paid to selling agents and the potential profit included in the cost of hedging our obligations under the notes. As a result, assuming no change in market conditions or any other relevant factors, the price at which you may be able to sell your notes in a secondary market transaction, if at all, will likely exclude these costs, and may be lower than the original issue price.

WE ARE NOT AFFILIATED WITH ANY OF THE COMPANIES THAT MAKE UP THE INDEX.

     We are not affiliated with any of the companies that make up the Index. As a result, we do not have the ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go directly to the Index or any of the companies included in the Index and none of those companies will be involved in the offering of the notes in any way. Neither we nor those companies have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

THE TERMS OF YOUR NOTE MAY BE AFFECTED BY A RELATED HEDGING TRANSACTION WE ENTER INTO.

     In connection with the offering of the notes, we have entered into a hedge transaction with an affiliate of the Agent to hedge the index-linked exposure under the notes. We have not independently verified the price of the hedge transaction. The Agent has represented to us that the hedge transaction has been priced in good faith, on an arm's length, commercially reasonable basis, and in accordance with pricing methods, models and procedures used in the ordinary course of the hedge counterparty's business for pricing similar transactions.

THE AGENT, HARTFORD LIFE OR AN AFFILIATE OF HARTFORD LIFE MAY SERVE AS CALCULATION AGENT. IN SUCH INSTANCES, THE CALCULATION AGENT MAY HAVE ADVERSE ECONOMIC INTERESTS TO THE HOLDERS OF THE NOTES, PARTICULARLY WHERE THE CALCULATION AGENT, EXERCISES DISCRETION.

     The Calculation Agent determines, among other things, each Starting Index Level, each Ending Index Level, the Quarterly Returns, the sum of the Quarterly Returns, and the Index-linked Supplemental Payment, if any, that we or our affiliates will pay you at maturity. The Calculation Agent is also responsible for determining whether the relevant markets have been affected in a manner, which prevents it from properly valuing an Index Level, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, the Calculation Agent may have interests adverse to your interests and, which may affect your return.

WE OR OUR AFFILIATES MAY HAVE ECONOMIC INTERESTS ADVERSE TO THE HOLDERS OF THE NOTES.

     We and our affiliates regularly may trade the stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for our and their accounts and for other accounts under their management. We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Index, including extending loans to, or making equity investments in them. Such activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and any Supplemental Payment payable to you at maturity.

                       THE DOW JONES INDUSTRIAL AVERAGE(SM)

     We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones. The Index was developed by Dow Jones and is calculated, maintained and published by Dow Jones. We make no representation or warranty as to the accuracy or completeness of such information.

     The Index was introduced to the investing public by Charles Dow on May 26, 1896 and originally was comprised of only 12 stocks. It has since become one of the most well known and widely followed indicators of the U.S. stock market and is the oldest continuing stock market index in the world. The Index is comprised of 30 common stocks chosen by the editors of THE WALL STREET JOURNAL as representative of the broad market of U.S. industry. Many of the companies represented in the Index are household names and leaders in their respective industries, and their stocks are widely held by both individual and institutional investors. Because the Index is so well known and its performance is generally perceived to reflect that of the overall domestic equity market, it is often used as a benchmark for investments in equities, mutual funds, and other asset classes. The Index accounts for approximately 23.8% of the total U.S. market, as measured by the Dow Jones Wilshire 5000 Index, as of December 13, 2005.

     The Index is a price-weighted index rather than market capitalization-weighted index. In essence, the Index consists of one share of each of the 30 stocks included in the Index. Thus, the weightings of the components of the Index are affected only by changes in their prices, while the weightings of stocks in other indexes are affected by price changes and changes in shares outstanding. This distinction stems from the fact that, when initially created, the Index was a simple average (hence the name), and was computed merely by adding up the prices of the stocks in the Index and dividing that sum by the total number of stocks in the Index. However, it eventually became clear that a method was needed to smooth out the effects of stock splits and composition changes to prevent these events from distorting the level of the Index. Therefore, a divisor was created that has been periodically adjusted over time. This divisor, when divided into the sum of the prices of the stocks in the Index, generates the number that is reported every day in newspapers, on television and radio, and over the Internet. With the incorporation of the divisor, the Index can no longer be considered an average.

     The editors of THE WALL STREET JOURNAL, which is published by Dow Jones, select the components of the Index. Periodically, the editors review and make changes to the composition of the Index. In selecting a company's stock to be included in the Index, the editors look for a leading industrial company with a successful history of growth and a wide interest among investors. The inclusion of any particular company in the Index does not constitute a prediction as to the company's future results of operations or stock market performance. For the sake of continuity, composition changes are rare, and generally have occurred only after corporate acquisitions or other dramatic shifts in a company's core business. When the editors of The Wall Street Journal determine that a component stock needs to be changed, they also review the other stocks in the Index to confirm their continued presence.

LICENSE AGREEMENT WITH DOW JONES.

     We have entered into a non-exclusive license agreement with Dow Jones providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by Dow Jones, in connection with certain securities, including the notes.

     The notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones's only relationship to us is in the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Industrial Average(SM) which is determined, composed and calculated by Dow Jones without regard to us or the notes. Dow Jones has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the Index. Dow Jones is not responsible for and has not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

     DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HARTFORD LIFE INSURANCE COMPANY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND HARTFORD LIFE INSURANCE COMPANY.

DISCONTINUATION OF THE DOW JONES INDUSTRIAL AVERAGE(SM); ALTERATION OF METHOD OF CALCULATION

     If Dow Jones discontinues publication of the Index and Dow Jones or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a "Successor Index"), then any Ending Index Level will be determined by reference to the level of such Successor Index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the Relevant Exchange or market for the Successor Index on each relevant Index Valuation Date.

     Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

     If Dow Jones discontinues publication of the Index prior to, and such discontinuation is continuing on, any Index Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, such Index Valuation Date or other relevant date, then the Calculation Agent will determine the Ending Index Level for such date. The Ending Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index may adversely affect the value of the notes.

     If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the Ending Index Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Ending Index Level with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (E.G., due to a split in the Index), then the Calculation Agent will adjust its calculation of the Index or such Successor Index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification (E.G., as if such split had not occurred).


     HISTORICAL DATA ON THE INDEX

     The following graph sets forth the closing levels of the Index on the last business day of each month from January 2003 through May 2008. The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will not decline and thereby reduce the Supplemental Payment which may be payable to you on the maturity date.
                                [GRAPHIC OMITTED]

      The following table sets forth the closing level of the Index at the end of each month in the period from January 2003 through May 2008. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the notes.


                                                              YEARS
LAST DAY OF             2003           2004             2005           2006            2007         2008
------------------------------------------------------------------------------------------------------------
January               8,053.81       10,488.07        10,489.94       10,864.86      12,621.69      12,650.36
February              7,891.08       10,583.92        10,766.23       10,993.41      12,268.63      12,266.39
March                 7,992.13       10,357.70        10,503.76       11,109.32      12,354.35      12,262.89
April                 8,480.09       10,225.57        10,192.51       11,367.14      13,062.91      12,820.13
May                   8,850.26       10,188.45        10,467.48       11,168.31      13,627.64      12,638.32
June                  8,985.44       10,435.48        10,274.97       11,150.22      13,408.62
July                  9,233.80       10,139.71        10,640.91       11,185.68      13,211.99
August                9,415.82       10,173.92        10,481.60       11,381.15      13,357.74
September             9,275.06       10,080.27        10,568.70       11,679.07      13,895.63
October               9,801.12       10,027.47        10,440.07       12,080.73      13,930.01
November              9,782.46       10,428.02        10,805.87       12,221.93      13,371.72
December             10,453.92       10,783.01        10,717.50       12,463.15      13,264.82

       ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by initial holders of the notes who purchase the notes at their issue price (i.e., the first price at which a substantial amount of the notes of a series are sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under U.S. federal income tax laws, such as certain financial institutions, banks, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities, tax-exempt entities, certain former citizens or residents of the U.S., holders who hold the notes as part of a "straddle," "hedging," "conversion" or other integrated transaction, holders who mark their securities to market for U.S. federal income tax purposes or holders whose functional currency is not the U.S. dollar. In addition, this discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal estate, gift or alternative minimum tax considerations.

     This discussion is based on the Code, the Treasury Regulations promulgated thereunder and administrative and judicial pronouncements, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The statements set forth in this discussion, to the extent, they summarize matters of U.S. federal income tax law or state legal conclusions with respect thereto, represent the opinion of Debevoise & Plimpton LLP.

     For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date. The term "Non-U.S. Holder" means a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes, and U.S. Holders and Non-U.S. Holders are referred to collectively as "holders."

     If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of such partnership and its partners will generally depend upon the status and activities of the partnership and its partners. A prospective purchaser of a note that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations to it and its partners of the purchase, ownership and disposition of the notes.

     PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

     A note will be treated as "contingent payment debt instrument" for U.S. federal income tax purposes, with the consequences described below. Under the original discount ("OID") provisions of the Code and the Treasury Regulations, U.S. Holders will be required to accrue as interest income the OID on the notes as described below, regardless of their method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received.

     We are required to determine a "comparable yield" for the notes. The "comparable yield" is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes), but not less than the applicable federal rate announced by the Internal Revenue Service (the "IRS"). Solely for purposes of determining the amount of interest income that holders will be required to accrue, we are also required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. We have determined that the "comparable yield" for the notes, and the "projected payment schedule", per $1,000 of a note, are as set forth on page PS-2 of this pricing supplement.

     NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WE WILL PAY ON THE NOTES.

     For U.S. federal income tax purposes, a U.S. Holder is required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. Regardless of a U.S. Holder's method of accounting, the U.S. Holder will be required to accrue as interest income OID on the notes at the comparable yield, adjusted as described in the next paragraph.

     In addition to interest accrued based upon the comparable yield as described above, a U.S. Holder will be required to recognize interest income equal to the amount of any net positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a note for a taxable year. A net negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a note for a taxable year will first reduce the amount of interest in respect of the note that a U.S. Holder would otherwise be required to include in income in the taxable year; and any excess will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of net negative adjustments treated as ordinary loss on the note in prior taxable years.

     Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange, retirement or other disposition of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

     In general, a U.S. Holder of a note will have a tax basis in such note equal to the cost of such note to such U.S. Holder, increased by the amount includable in income as interest and reduced by any payments made on such note. Upon a sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other disposition and the U.S. Holder's tax basis in such note. A U.S. Holder generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. Such losses are not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. A U.S. Holder that is an individual is entitled to preferential treatment for net long-term gains; however, the ability of a U.S. Holder to offset capital losses against ordinary income is limited.

     Special rules apply if any contingent payment on the note becomes fixed more than six months prior to its scheduled date of payment. For this purpose, a payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the Treasury Regulations. Generally, in this case a U.S. Holder would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment in a reasonable manner over the remaining term of the note. A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note could also be affected. U.S. Holders should consult their own tax advisers concerning these special rules.

     PLEASE ALSO SEE THE DISCUSSION UNDER "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" "-- NON-U.S. HOLDERS"; "-- BACKUP WITHHOLDING AND INFORMATION REPORTING"; AND "-- DISCLOSURE REQUIREMENTS FOR CERTAIN HOLDERS
RECOGNIZING SIGNIFICANT LOSSES" STARTING AT PAGE 52 OF THE ACCOMPANYING PROSPECTUS.

                              PLAN OF DISTRIBUTION

     Under the heading "Plan of Distribution" in the accompanying prospectus is a discussion of the plan of distribution applicable to the notes being offered for sale by Wachovia Capital Markets, LLC. Any such sales will be made in accordance with the distribution agreement and terms agreement to be entered into between us and the agents named herein.

                              ERISA CONSIDERATIONS

     Under the heading "ERISA Considerations" in the accompanying prospectus is a discussion of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and how it relates to the notes.